CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$4,150,000	$417.91

January 2016 Pricing Supplement No. 1696 Registration Statement No. 333-199966 Dated January 15, 2016 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. and International Equities
Contingent Income Callable Securities due January 21, 2020
All Payments on the Securities Based on the Worst Performing of the MSCI EAFE® Index, the S&P 500® Index and the Russell 2000® Index
 Principal at Risk Securities
Contingent Income Callable Securities do not guarantee the payment of interest or the repayment of principal.  Instead, the securities offer the opportunity for investors to earn a contingent quarterly payment equal to 2.10% of the stated principal amount with respect to each determination date on which the closing level of each of the MSCI EAFE® Index, the S&P 500® Index and the Russell 2000® Index is greater than or equal to 60% of its initial index value, which we refer to as a downside threshold level. However, if, on any determination date, the closing level of any underlying index is less than its downside threshold level, you will not receive any contingent quarterly payment for the related quarterly period.  In addition, we will have the right to redeem the securities at our discretion on any contingent payment date (other than the final contingent payment date) for an early redemption payment equal to the stated principal amount plus any contingent quarterly payment with respect to the related determination date.  Any early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underlying indices.  If the securities have not been redeemed prior to maturity and the final index value of each underlying index is greater than or equal to its downside threshold level, the payment at maturity due on the securities will be the stated principal amount and the contingent quarterly payment with respect to the final determination date. If, however, the securities have not been redeemed prior to maturity and the final index value of any underlying index is less than its downside threshold level, you will be exposed to the decline in the worst performing of the underlying indices, as compared to its initial index value, on a 1-to-1 basis and will receive a cash payment at maturity that is less than 60% of the stated principal amount of the securities and could be zero. The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving few or no contingent quarterly payments and also the risk of receiving a cash payment at maturity that is significantly less than the stated principal amount of the securities and could be zero.  Accordingly, investors could lose their entire initial investment in the securities.  Because all payments on the securities are based on the worst performing of the underlying indices, a decline beyond the downside threshold level of any underlying index will result in few or no contingent quarterly payments and/or significant loss of your initial investment, even if the other underlying indices appreciate or have not declined as much.  Investors will not participate in any appreciation of any underlying index.  The securities are unsecured and unsubordinated obligations of JPMorgan Chase & Co., issued as part of JPMorgan Chase & Co.’s Medium-Term Notes, Series E, program.  Any payment on the securities is subject to the credit risk of JPMorgan Chase & Co.
FINAL TERMS
Issuer:	JPMorgan Chase & Co.
Underlying indices:	MSCI EAFE® Index (the “MXEA Index”), S&P 500® Index (the “SPX Index”) and Russell 2000® Index (the “RTY Index”) (each an “underlying index”)
Aggregate principal amount:	$4,150,000
Optional early redemption:
We, at our discretion, may redeem the securities early, in whole but not in part, on any of the contingent payment dates (other than the final contingent payment date) for the early redemption payment.  If we intend to redeem your securities early, we will deliver notice to The Depository Trust Company, or DTC, at least three business days before the applicable contingent payment date.  Any early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underlying indices.  No further payments will be made on the securities once they have been redeemed.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) any contingent quarterly payment with respect to the related determination date.
Contingent quarterly payment:
•        If, on any determination date, the closing level of each underlying index is greater than or equal to its downside threshold level, we will pay a contingent quarterly payment of $21.00 (2.10% of the stated principal amount) per security on the related contingent payment date.
•        If, on any determination date, the closing level of any underlying index is less than its downside threshold level, no contingent quarterly payment will be payable with respect to that determination date.  It is possible that one or more of the underlying indices will be below their respective downside threshold levels on most or all of the determination dates so that you will receive few or no contingent quarterly payments.

Payment at maturity:	• If the final index value of each underlying index is greater than or equal to its downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
• If the final index value of any underlying index is less than its downside threshold level:
(i) the stated principal amount times (ii) the index performance factor of the worst performing underlying index.  This cash payment will be less than 60% of the stated principal amount of the securities and could be zero.

Downside threshold level:
With respect to the MXEA Index: 939.144, which is equal to 60% of its initial index value
With respect to the SPX Index: 1,128.198, which is equal to 60% of its initial index value
 With respect to the RTY Index: 604.635, which is equal to 60% of its initial index value

Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	January 15, 2016
Original issue date (settlement date):	January 21, 2016
Maturity date:
January 21, 2020, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Terms continued on the following page
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$1,000.00	$15.00(2)	$980.00
		$5.00(3)
Total	$4,150,000.00	$83,000.00	$4,067,000.00
(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $15.00 per $1,000 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each $1,000 stated principal amount security
The estimated value of the securities on the pricing date as determined by JPMS was $952.50 per $1,000 stated principal amount security.  See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document for additional information.
Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Risk Factors” beginning on page 10 of this document.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement no. 4a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the Securities” at the end of this document.
Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Contingent Income Callable Securities due January 21, 2020 Based on the Worst Performing of the MSCI EAFE® Index, the S&P 500® Index and the Russell 2000® Index Principal at Risk Securities
Terms continued from previous page:
Initial index value:
With respect to the MXEA Index: 1,565.24, which is its closing level on the pricing date
With respect to the SPX Index: 1,880.33, which is its closing level on the pricing date
With respect to the RTY Index: 1,007.725, which is its closing level on the pricing date

Final index value:	With respect to each underlying index, the closing level on the final determination date
Worst performing underlying index:	The underlying index with the worst index performance factor
Index performance factor:	With respect to each underlying index, the final index value divided by the initial index value
Determination dates:
April 15, 2016, July 15, 2016, October 17, 2016, January 17, 2017, April 18, 2017, July 17, 2017, October 16, 2017, January 16, 2018, April 16, 2018, July 16, 2018, October 15, 2018, January 15, 2019, April 15, 2019, July 15, 2019, October 15, 2019 and January 15, 2020, subject to postponement for non-trading days and certain market disruption events.

Contingent payment dates:
With respect to each determination date other than the final determination date, the third business day after the related determination date.  The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.

CUSIP/ISIN:	48128GJT8 / US48128GJT85
Listing:	The securities will not be listed on any securities exchange.

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Contingent Income Callable Securities due January 21, 2020 Based on the Worst Performing of the MSCI EAFE® Index, the S&P 500® Index and the Russell 2000® Index Principal at Risk Securities
Investment Summary
The Contingent Income Callable Securities due January 21, 2020 Based on the Worst Performing of the MSCI EAFE® Index, the S&P 500® Index and the Russell 2000® Index, which we refer to as the securities, do not provide for the regular payment of interest.  Instead, the securities provide an opportunity for investors to earn a contingent quarterly payment, which is an amount equal to $21.00 (2.10% of the stated principal amount) per security, with respect to each quarterly determination date on which the closing level of each underlying index is greater than or equal to 60% of its initial index value, which we refer to as a downside threshold level.  The contingent quarterly payment, if any, will be payable quarterly on the relevant contingent payment date, which is the third business day after the related determination date or, in the case of the contingent quarterly payment, if any, with respect to the final determination date, the maturity date.  If the closing level of any underlying index is less than its downside threshold level on any determination date, investors will receive no contingent quarterly payment for the related quarterly period.  It is possible that the closing level of one or more underlying indices could be below their respective downside threshold levels on most or all of the determination dates so that you will receive few or no contingent quarterly payments during the term of the securities.  We refer to these payments as contingent, because there is no guarantee that you will receive a payment on any contingent payment date.  Even if all of the underlying indices were to be at or above their respective downside threshold levels on some quarterly determination dates, one or more underlying indices may fluctuate below their respective downside threshold level(s) on others.
In addition, we will have the right to redeem the securities at our discretion on any contingent payment date (other than the final contingent payment date) for the early redemption payment equal to the stated principal amount plus any contingent quarterly payment with respect to the related determination date.  Any early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underlying indices.  If the securities have not previously been redeemed and the final index value of each underlying index is greater than or equal to its downside threshold level, the payment at maturity will be the sum of the stated principal amount and the contingent quarterly payment with respect to the final determination date.  However, if the securities have not previously been redeemed and the final index value of any underlying index is less than its downside threshold level, investors will be exposed to the decline in the worst performing underlying index, as compared to its initial index value, on a 1-to-1 basis. Under these circumstances, the payment at maturity will be (i) the stated principal amount times (ii) the index performance factor of the worst performing underlying index, which will be less than 60% of the stated principal amount of the securities and could be zero.  Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of receiving few or no contingent quarterly payments over the term of the securities.  In addition, investors will not participate in any appreciation of the underlying indices.
Supplemental Terms of the Securities
For purposes of the accompanying product supplement, each underlying index is an “Index.”

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Contingent Income Callable Securities due January 21, 2020 Based on the Worst Performing of the MSCI EAFE® Index, the S&P 500® Index and the Russell 2000® Index Principal at Risk Securities
Key Investment Rationale
The securities do not provide for the regular payment of interest.  Instead, the securities offer investors an opportunity to earn a contingent quarterly payment equal to 2.10% of the stated principal amount with respect to each determination date on which the closing level of each underlying index is greater than or equal to 60% of its initial index value, which we refer to as a downside threshold level.  The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly payment, and the payment at maturity will vary depending on the final index value of each underlying index, as follows:
Scenario 1
On any contingent payment date (other than the final contingent payment date), we elect to redeem the securities.
▪ The securities will be redeemed for (i) the stated principal amount plus (ii) any contingent quarterly payment with respect to the related determination date.
▪ Investors will not participate in any appreciation of any underlying index from its initial index value.
Any early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underlying indices.  It is more likely that we will redeem the securities when it would otherwise be advantageous for you to continue to hold the securities.  As such, we will be more likely to redeem the securities when the closing level of each underlying index on the determination dates is at or above its downside threshold level, which would otherwise potentially result in an amount of interest payable on the securities that is greater than instruments issued by us of a comparable maturity and credit rating trading in the market. In other words, we will be more likely to redeem the securities when the securities are paying above-market interest.
If the securities are redeemed prior to maturity, you will receive no more contingent quarterly payments and may be forced to reinvest in a lower interest rate environment.  Under these circumstances, you may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk. On the other hand, we will be less likely to exercise our redemption right when the closing level of any underlying index on the determination dates is below its downside threshold level, such that you will receive no contingent quarterly payments and/or that you might suffer a significant loss on your investment in the securities at maturity. Therefore, if we do not exercise our redemption right, it is more likely that you will receive few or no contingent quarterly payments and that you will suffer a significant loss on your investment at maturity.

Scenario 2
The securities are not redeemed prior to maturity, and the final index value of each underlying index is greater than or equal to its downside threshold level.
▪ The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date.
▪ Investors will not participate in any appreciation of any underlying index from its initial index value.

Scenario 3
The securities are not redeemed prior to maturity, and the final index value of any underlying index is less than its downside threshold level.
▪ The payment due at maturity will be (i) the stated principal amount times (ii) the index performance factor of the worst performing underlying index.
Investors will lose some, and may lose all, of their principal in this scenario.

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Contingent Income Callable Securities due January 21, 2020 Based on the Worst Performing of the MSCI EAFE® Index, the S&P 500® Index and the Russell 2000® Index Principal at Risk Securities
How the Securities Work
The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing levels, (2) the final index values and (3) whether we exercise our option to redeem the securities.
Diagram #1: Determination Dates (Other Than the Final Determination Date)

Diagram #2: Payment at Maturity if No Early Redemption Occurs

For more information about the payment upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 6.

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Contingent Income Callable Securities due January 21, 2020 Based on the Worst Performing of the MSCI EAFE® Index, the S&P 500® Index and the Russell 2000® Index Principal at Risk Securities
Hypothetical Examples
The following hypothetical examples illustrate how to determine whether a contingent quarterly payment is payable with respect to a determination date, how to calculate the early redemption payment if we elect to redeem the securities early and how to calculate the payment at maturity if the securities have not been redeemed early.  The following examples are for illustrative purposes only.  Whether you receive a contingent quarterly payment will be determined by reference to the closing level of each underlying index on each quarterly determination date and the amount you will receive at maturity, if any, will be determined by reference to the final index value of each underlying index.  Any early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underlying indices.  The actual initial index value and downside threshold level for each underlying index will be provided in the pricing supplement.  All payments on the securities, if any, are subject to the credit risk of JPMorgan Chase & Co.  The numbers in the hypothetical examples below may have been rounded for the ease of analysis.  The examples below are based on the following assumed terms:
Contingent quarterly payment:
A contingent quarterly payment of $21.00 per quarter per security will be paid on the securities on each contingent payment date but only if the closing level of each underlying index is at or above its downside threshold level on the related determination date.

Early redemption:
We, at our discretion, may redeem the securities early, in whole but not in part, on any of the contingent payment dates (other than the final contingent payment date) for the early redemption payment equal to the stated principal amount plus the contingent quarterly payment with respect to the related determination date.

Payment at maturity (if the securities have not been redeemed early):
If the final index value of each underlying index is greater than or equal to its downside threshold level: the stated principal amount and the contingent quarterly payment with respect to the final determination date
If the final index value of any underlying index is less than its downside threshold level: (i) the stated principal amount times (ii) the index performance factor of the worst performing underlying index

Stated principal amount:	$1,000 per security
Hypothetical initial index value:	With respect to the MXEA Index: 1,600.00 With respect to the SPX Index: 1,900.00 With respect to the RTY Index: 1,000.000
Hypothetical downside threshold level:
With respect to the MXEA Index: 960.00, which is 60% of the hypothetical initial index value for such index
With respect to the SPX Index: 1,140.00, which is 60% of the hypothetical initial index value for such index
With respect to the RTY Index: 600.000, which is 60% of the hypothetical initial index value for such index

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Contingent Income Callable Securities due January 21, 2020 Based on the Worst Performing of the MSCI EAFE® Index, the S&P 500® Index and the Russell 2000® Index Principal at Risk Securities
How to determine whether a contingent quarterly payment is payable with respect to a determination date:
	Closing level			Contingent quarterly payment
	MXEA Index	SPX Index	RTY Index
Hypothetical Determination Date 1	1,200 (at or above downside threshold level)	1,600 (at or above downside threshold level)	900 (at or above downside threshold level)	$21.00
Hypothetical Determination Date 2	900 (below downside threshold level)	1,000 (below downside threshold level)	800 (at or above downside threshold level)	$0
Hypothetical Determination Date 3	800 (below downside threshold level)	1,600 (at or above downside threshold level)	500 (below downside threshold level)	$0
Hypothetical Determination Date 4	700 (below downside threshold level)	1,000 (below downside threshold level)	500 (below downside threshold level)	$0

On hypothetical determination date 1, each underlying index closes at or above its downside threshold level. Therefore, a contingent quarterly payment of $21.00 is payable on the relevant contingent payment date.
On each of the hypothetical determination dates 2 and 3, one underlying index closes at or above its downside threshold level but the other underlying indices close below their respective downside threshold levels. Therefore, no contingent quarterly payment is payable on the relevant contingent payment date.
On hypothetical determination date 4, each underlying index closes below its downside threshold level and, accordingly, no contingent quarterly payment is payable on the relevant contingent payment date.
You will not receive a contingent quarterly payment on any contingent payment date if the closing level of any underlying index is below its downside threshold level on the related determination date.
How to calculate the early redemption payment if we elect to redeem the securities early:
	Closing level on related determination date			Early redemption payment
	MXEA Index	SPX Index	RTY Index
Example 1:	800 (below downside threshold level)	1,600 (at or above downside threshold level)	500 (below downside threshold level)	$1,000 (the stated principal amount)
Example 2:	1,500 (at or above downside threshold level)	1,800 (at or above downside threshold level)	900 (at or above downside threshold level)	$1,021.00 (the stated principal amount plus the contingent quarterly payment with respect to the related determination date)

In example 1, we elect to redeem the securities early on a contingent payment date (other than the final contingent payment date).  On the related determination date, one underlying index closes at or above its downside threshold level but the other underlying indices close below their respective downside threshold levels. Therefore, you receive an early redemption payment equal to the stated principal amount of the securities.  No further payments will be made on the securities once they have been redeemed.
In example 2, we elect to redeem the securities early on a contingent payment date (other than the final contingent payment dates).  On the related determination date, each underlying index closes at or above its downside threshold level. Therefore, you receive an early redemption payment equal to the stated principal amount plus the contingent quarterly payment with respect to the related determination date.  No further payments will be made on the securities once they have been redeemed.

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Contingent Income Callable Securities due January 21, 2020 Based on the Worst Performing of the MSCI EAFE® Index, the S&P 500® Index and the Russell 2000® Index Principal at Risk Securities
How to calculate the payment at maturity (if the securities have not been redeemed early):
	Final index value			Payment at maturity
	MXEA Index	SPX Index	RTY Index
Example 1:	1,600 (at or above downside threshold level)	1,550 (at or above downside threshold level)	900 (at or above downside threshold level)	$1,021.00 (the stated principal amount plus the contingent quarterly payment with respect to the final determination date)
Example 2:	900 (below downside threshold level)	760 (below downside threshold level)	900 (at or above downside threshold level)	$1,000 × index performance factor of the worst performing underlying index = $1,000 × (760 / 1,900) = $400
Example 3:	900 (below downside threshold level)	1,600 (at or above downside threshold level)	500 (below downside threshold level)	$1,000 × (500 / 1,000) = $500
Example 4:	640 (below downside threshold level)	1,100 (below downside threshold level)	550 (below downside threshold level)	$1,000 × (640 / 1,600) = $400
Example 5:	900 (below downside threshold level)	570 (below downside threshold level)	550 (below downside threshold level)	$1,000 × (570 / 1,900) = $300
In example 1, the final index value of each underlying index is at or above its downside threshold level. Therefore, you receive at maturity the stated principal amount of the securities and the contingent quarterly payment with respect to the final determination date.
In examples 2 and 3, the final index value of one underlying index is at or above its downside threshold level but the final index values of the other underlying indices are below their respective downside threshold levels. Therefore, you are exposed to the downside performance of the worst performing underlying index at maturity and receive a cash payment at maturity equal to the stated principal amount times the index performance factor of the worst performing underlying index.
Similarly, in examples 4 and 5, the final index value of each underlying index is below its downside threshold level, and you receive a cash payment at maturity equal to the stated principal amount times the index performance factor of the worst performing underlying index.
If the final index value of ANY underlying index is below its downside threshold level, you will be exposed to the downside performance of the worst performing underlying index at maturity, and your payment at maturity will be less than 60% of the stated principal amount per security and could be zero.
The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term or until early redemption.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Contingent Income Callable Securities due January 21, 2020 Based on the Worst Performing of the MSCI EAFE® Index, the S&P 500® Index and the Russell 2000® Index Principal at Risk Securities
Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I and “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I.  We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.
▪
The securities do not guarantee the return of any principal and your investment in the securities may result in a loss.  The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the principal amount at maturity.  Instead, if the securities have not been redeemed prior to maturity and if the final index value of any of the underlying indices is less than its downside threshold level, you will be exposed to the decline in the closing level of the worst performing underlying index, as compared to its initial index value, on a 1-to-1 basis. Under these circumstances, you will receive for each security that you hold at maturity a cash payment equal to the stated principal amount times the index performance factor of the worst performing underlying index.  In this case, your payment at maturity will be less than 60% of the stated principal amount and could be zero.

▪
You will not receive any contingent quarterly payment for any quarterly period where the closing level of any underlying index on the relevant determination date is less than its downside threshold level.  The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest. Instead, a contingent quarterly payment will be made with respect to a quarterly period only if the closing level of each underlying index on the relevant determination date is greater than or equal to its downside threshold level.  If the closing level of any underlying index is below its downside threshold level on any determination date, you will not receive a contingent quarterly payment for the relevant quarterly period. It is possible that the closing level of one or more underlying indices could be below their respective downside threshold levels on most or all of the determination dates so that you will receive few or no contingent quarterly payments.  If you do not earn sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on one of our conventional debt securities of comparable maturity.

▪
The contingent quarterly payment is based solely on the closing levels of the underlying indices on the specified determination dates.  Whether the contingent quarterly payment will be made with respect to a determination date will be based on the closing level of each underlying index on that determination date.  As a result, you will not know whether you will receive the contingent quarterly payment until the related determination date.  Moreover, because the contingent quarterly payment is based solely on the closing level of each underlying index on a specific determination date, if the closing level of any of the underlying indices on that determination date is below its downside threshold level, you will not receive any contingent quarterly payment with respect to that determination date, even if the closing level of that underlying index was higher on other days during the related quarterly period.

▪
You are exposed to the price risk of all three underlying indices, with respect to all the contingent quarterly payments, if any, and the payment at maturity, if any.  Your return on the securities is not linked to a basket consisting of the underlying indices.  Rather, it will be contingent upon the independent performance of each underlying index.  Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each underlying index.  The performance of the underlying indices may not be correlated.  Poor performance by any underlying index over the term of the securities may negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying indices.  Accordingly, your investment is subject to the risk of decline in the closing level of each underlying index.

To receive any contingent quarterly payments, each underlying index must close at or above its downside threshold level on the applicable determination date.  In addition, if any underlying index has declined to below its downside threshold level as of the final determination date, you will be fully exposed to the decline in the worst performing underlying index, as compared to its initial index value, on a 1-to-1 basis, even if the other underlying indices have appreciated.  Under this scenario, the value of any such payment will be less than 60% of the stated principal amount and could be zero.
▪
Because the securities are linked to the performance of the worst performing underlying index, you are exposed to greater risks of no contingent quarterly payments and sustaining a significant loss on your investment than if the securities were linked to just one underlying index.  The risk that you will not receive any contingent quarterly payments, or that you will suffer a significant loss on your investment is greater if you invest in the securities than if you invest in substantially similar securities that are linked to the performance of just one underlying index.  With three underlying indices, it is more likely that any one underlying index will close below its

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Contingent Income Callable Securities due January 21, 2020 Based on the Worst Performing of the MSCI EAFE® Index, the S&P 500® Index and the Russell 2000® Index Principal at Risk Securities
downside threshold level on any determination date than if the securities were linked to only one underlying index.  In addition, you will not benefit from the performance of any underlying index other than the worst performing underlying index.  Therefore it is more likely that you will not receive any contingent quarterly payments and that you will suffer a significant loss on your investment.
▪
The securities are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the securities.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the securities.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.

▪
Investors will not participate in any appreciation in any underlying index.  Investors will not participate in any appreciation in any underlying index from its initial index value, and the return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the closing level of each underlying index is greater than or equal to its downside threshold level, if any.

▪
The securities are subject to risks associated with securities issued by non-U.S. companies, with respect to the MXEA Index.  The equity securities included in the MXEA Index have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries.  Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

▪
The securities are subject to currency exchange risk with respect to the MXEA Index.  Because the prices of the equity securities included in the MXEA Index are converted into U.S. dollars for the purposes of calculating the level of the MXEA Index, holders of the securities will be exposed to currency exchange rate risk with respect to the currencies in which securities included in the MXEA Index are traded.  Your net exposure will depend on the extent to which the currencies in which securities included in the MXEA Index are traded strengthen or weaken against the U.S. dollar.  If the U.S. dollar strengthens against the currencies in which securities included in the MXEA Index are traded, the levels of the MXEA Index will be adversely affected and any payment on the securities may be reduced.  Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;
o	existing and expected interest rate levels;
o	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
o	political, civil or military unrest in the countries issuing those currencies and the United States; and
o	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.
All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.
▪
An investment in the securities is subject to risks associated with small capitalization stocks with respect to the RTY Index.  The stocks that constitute the RTY Index are issued by companies with relatively small market capitalization.  The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies.  Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪
Early redemption risk.  The term of your investment in the securities may be limited to as short as approximately three months by the optional early redemption feature of the securities. Any early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underlying indices.  It is more likely that we will redeem the securities when it would otherwise be advantageous for you to continue to hold the securities.

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As such, we will be more likely to redeem the securities when the closing level of each underlying index on the determination dates is at or above its downside threshold level, which would otherwise potentially result in an amount of interest payable on the securities that is greater than instruments issued by us of a comparable maturity and credit rating trading in the market. In other words, we will be more likely to redeem the securities when the securities are paying above-market interest.
If the securities are redeemed prior to maturity, you will receive no more contingent quarterly payments and may be forced to reinvest in a lower interest rate environment. Under these circumstances, you may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk. On the other hand, we will be less likely to exercise our redemption right when the closing level of any underlying index on the determination dates is below its downside threshold level, such that you will receive no contingent quarterly payments and/or that you might suffer a significant loss on your investment in the securities at maturity. Therefore, if we do not exercise our redemption right, it is more likely that you will receive few or no contingent quarterly payments and that you will suffer a significant loss on your investment at maturity.
▪
Economic interests of the issuer, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors.  We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.  The calculation agent has determined the initial index values and the downside threshold levels and will determine the final index values and whether the closing value of each underlying index on any determination date is below its downside threshold level.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payment to you at maturity or upon an early redemption.

In addition, we are currently one of the companies that make up the SPX Index.  We will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the SPX Index or the securities.
Moreover, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities.  It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.
▪
JPMS’s estimated value of the securities is lower than the original issue price (price to public) of the securities.  JPMS’s estimated value is only an estimate using several factors.  The original issue price of the securities exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities.  These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities.  See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document.

▪
JPMS’s estimated value does not represent future values of the securities and may differ from others’ estimates.  JPMS’s estimated value of the securities is determined by reference to JPMS’s internal pricing models.  This estimated value is based on market conditions and other relevant factors existing at the time of pricing and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for securities that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions.  See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document.

▪
JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of

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Contingent Income Callable Securities due January 21, 2020 Based on the Worst Performing of the MSCI EAFE® Index, the S&P 500® Index and the Russell 2000® Index Principal at Risk Securities
the securities in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the securities to be more favorable to you.  In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the securities and any secondary market prices of the securities.  See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document.
▪
The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the securities for a limited time period.  We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Additional Information about the Securities — Secondary market prices of the securities” in this document for additional information relating to this initial period.  Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).

▪
Secondary market prices of the securities will likely be lower than the original issue price of the securities.  Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities.  As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.  See “— Secondary trading may be limited” below.
▪
Secondary market prices of the securities will be impacted by many economic and market factors.  The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing level of each underlying index, including:

o	any actual or potential change in our creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	secondary market credit spreads for structured debt issuances;
o	the actual and expected volatility in the closing level of each underlying index;
o	the time to maturity of the securities;
o	whether the closing level of any underlying index has been, or is expected to be, less than its downside threshold level on any determination date;
o	whether we are expected to exercise our right to redeem the securities early;
o	the dividend rates on the equity securities included in the underlying indices;
o	the actual and expected positive or negative correlation between the underlying indices, or the actual or expected absence of any such correlation;
o	interest and yield rates in the market generally;
o
the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the MXEA Index trade and the correlation among those rates and the levels of the MXEA Index; and

o	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

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▪ ▪
Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could have adversely affected, and may continue to adversely affect, the closing levels of the underlying indices.  Any of these hedging or trading activities on or prior to the pricing date could have affected the initial index values and, as a result, the downside threshold levels, which are the respective levels at or above which the underlying indices must close on each determination date in order for you to earn a contingent quarterly payment or, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative price performance of the worst performing underlying index at maturity.  Additionally, these hedging or trading activities during the term of the securities could potentially affect the values of the underlying indices on the determination dates and, accordingly, whether investors will receive one or more contingent quarterly payments and, if the securities are not redeemed prior to maturity, the payment to you at maturity.  It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

▪ ▪
Secondary trading may be limited.  The securities will not be listed on a securities exchange.  There may be little or no secondary market for the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  JPMS may act as a market maker for the securities, but is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities.  If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  There is no direct legal authority as to the proper U.S. federal income tax treatment of the securities, and we do not intend to request a ruling from the IRS.  The IRS might not accept, and a court might not uphold, the treatment of the securities as prepaid forward contracts with associated contingent coupons, as described in “Additional Information about the Securities — Additional Provisions — Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could be materially affected.  Although the U.S. federal income tax treatment of contingent quarterly payments (including any contingent quarterly payments paid in connection with an early redemption or at maturity) is uncertain, in determining our reporting responsibilities we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat any contingent quarterly payments as ordinary income.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.  You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Consideration.  The U.S. federal income tax treatment of contingent quarterly payments is uncertain, and although we believe it is reasonable to take a position that contingent quarterly payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your securities is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).  In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld.  If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities in light of your particular circumstances.

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Contingent Income Callable Securities due January 21, 2020 Based on the Worst Performing of the MSCI EAFE® Index, the S&P 500® Index and the Russell 2000® Index Principal at Risk Securities
MSCI EAFE® Index Overview
The MSCI EAFE® Index is a free float-adjusted market capitalization index intended to measure the equity market performance of certain developed markets in Europe, Asia, Australia and New Zealand.  As of the date of this document, the MSCI EAFE® Index consists of 21 developed market country indices.  For additional information about the MSCI EAFE® Index, see the information set forth under “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement no. 1a-I.
Information as of market close on January 15, 2016:
Bloomberg Ticker Symbol:	MXEA	52 Week High (on 5/15/2015):	1,949.49
Current Closing Level:	1,565.24	52 Week Low (on 1/15/2016):	1,565.24
52 Weeks Ago (on 1/15/2015):	1,744.97
The following table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the MSCI EAFE® Index for each quarter in the period from January 1, 2011 through January 15, 2016.  The graph following the table sets forth the daily closing levels of the MSCI EAFE® Index during the same period.  The closing level of the MSCI EAFE® Index on January 15, 2016 was 1,565.24.  We obtained the closing level information above and the information in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The historical levels of the MSCI EAFE® Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the MSCI EAFE® Index at any time, including on the determination dates.  The payment of dividends on the stocks that constitute the MSCI EAFE® Index are not reflected in its closing level and, therefore, have no effect on the calculation of the payment at maturity.
MSCI EAFE® Index	High	Low	Period End
2011
First Quarter	1,758.97	1,597.15	1,702.55
Second Quarter	1,809.61	1,628.03	1,708.08
Third Quarter	1,727.43	1,331.35	1,373.33
Fourth Quarter	1,560.85	1,310.15	1,412.55
2012
First Quarter	1,586.11	1,405.10	1,553.46
Second Quarter	1,570.08	1,308.01	1,423.38
Third Quarter	1,569.91	1,363.52	1,510.76
Fourth Quarter	1,618.92	1,467.33	1,604.00
2013
First Quarter	1,713.66	1,604.15	1,674.30
Second Quarter	1,781.84	1,598.66	1,638.94
Third Quarter	1,844.39	1,645.23	1,818.23
Fourth Quarter	1,915.60	1,790.27	1,915.60
2014
First Quarter	1,940.23	1,796.86	1,915.69
Second Quarter	1,992.69	1,882.24	1,972.12
Third Quarter	1,995.49	1,846.08	1,846.08
Fourth Quarter	1,848.79	1,714.64	1,774.89
2015
First Quarter	1,900.90	1,697.01	1,849.34
Second Quarter	1,949.49	1,842.46	1,842.46
Third Quarter	1,894.42	1,609.50	1,644.40
Fourth Quarter	1,779.25	1,654.98	1,716.28
2016

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MSCI EAFE® Index	High	Low	Period End
First Quarter (through January 15, 2016)	1,716.28	1,565.24	1,565.24
MSCI EAFE® Index Historical Performance – Daily Closing Levels January 3, 2011 to January 15, 2016
Source: Bloomberg
*The black dotted line in the graph indicates the downside threshold level, equal to 60% of the initial index value.

License Agreement with MSCI.  We have entered into an agreement with MSCI Inc. (“MSCI”) providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the MSCI EAFE® Index, which is owned and published by MSCI, in connection with certain securities, including the Buffered PLUS.  See “Equity Index Descriptions — The MSCI Indices — License Agreement with MSCI” in the accompanying underlying supplement no. 1a-I.

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Contingent Income Callable Securities due January 21, 2020 Based on the Worst Performing of the MSCI EAFE® Index, the S&P 500® Index and the Russell 2000® Index Principal at Risk Securities
S&P 500® Index Overview
The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  For additional information on the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1a-I.
Information as of market close on January 15, 2016:
Bloomberg Ticker Symbol:	SPX	52 Week High (on 5/21/2015):	2,130.82
Current Closing Level:	1,880.33	52 Week Low (on 8/25/2015):	1,867.61
52 Weeks Ago (on 1/15/2015):	1,992.67
The following table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the S&P 500® Index for each quarter in the period from January 1, 2011 through January 15, 2016.  The graph following the table sets forth the daily closing levels of the S&P 500® Index during the same period.  The closing level of the S&P 500® Index on January 15, 2016 was 1,880.33.  We obtained the closing level information above and in the table and graph below from Bloomberg, without independent verification.  The historical levels of the S&P 500® Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the S&P 500® Index at any time, including on the determination dates.  The payment of dividends on the stocks that constitute the S&P 500® Index are not reflected in its closing level and, therefore, have no effect on the calculation of the payment at maturity.
S&P 500® Index	High	Low	Period End
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016

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S&P 500® Index	High	Low	Period End
First Quarter (through January 15, 2016)	2,016.71	1,880.33	1,880.33

S&P 500® Index Historical Performance – Daily Closing Levels January 3, 2011 to January 15, 2016
Source: Bloomberg
*The dotted line in the graph indicates the downside threshold level, equal to 60% of the initial index value.

License Agreement between S&P Dow Jones Indices LLC and JPMorgan Chase & Co.  “Standard & Poor’s®,” “S&P®,” “S&P 500®” and “Standard & Poor’s 500” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by JPMorgan Chase & Co. and its affiliates.  See “Equity Index Descriptions — The S&P 500® Index — License Agreement with S&P Dow Jones Indices LLC” in the accompanying underlying supplement no. 1a-I.

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Contingent Income Callable Securities due January 21, 2020 Based on the Worst Performing of the MSCI EAFE® Index, the S&P 500® Index and the Russell 2000® Index Principal at Risk Securities
Russell 2000® Index Overview
The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000ETM Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement no.1a-I.
Information as of market close on January 15, 2016:
Bloomberg Ticker Symbol:	RTY	52 Week High (on 6/23/2015):	1,295.799
Current Closing Level:	1,007.725	52 Week Low (on 1/15/2016):	1,007.725
52 Weeks Ago (on 1/15/2015):	1,154.709
The following table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the Russell 2000® Index for each quarter in the period from January 1, 2011 through January 15, 2016.  The graph following the table sets forth the daily closing levels of the Russell 2000® Index during the same period.  The closing level of the Russell 2000® Index on January 15, 2016 was 1,007.725.  We obtained the closing level information above and in the table and graph below from Bloomberg, without independent verification.  Although Russell Investments publishes the official closing levels of the Russell 2000® Index to six decimal places, Bloomberg publishes the closing levels of the Russell 2000® Index to only three decimal places. The historical levels of the Russell 2000® Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Russell 2000® Index at any time, including on the determination dates.  The payment of dividends on the stocks that constitute the Russell 2000® Index are not reflected in its closing level and, therefore, have no effect on the calculation of the payment at maturity.
Russell 2000® Index	High	Low	Period End
2011
First Quarter	843.549	773.184	843.549
Second Quarter	865.291	777.197	827.429
Third Quarter	858.113	643.421	644.156
Fourth Quarter	765.432	609.490	740.916
2012
First Quarter	846.129	747.275	830.301
Second Quarter	840.626	737.241	798.487
Third Quarter	864.697	767.751	837.450
Fourth Quarter	852.495	769.483	849.350
2013
First Quarter	953.068	872.605	951.542
Second Quarter	999.985	901.513	977.475
Third Quarter	1,078.409	989.535	1,073.786
Fourth Quarter	1,163.637	1,043.459	1,163.637
2014
First Quarter	1,208.651	1,093.594	1,173.038
Second Quarter	1,192.964	1,095.986	1,192.964
Third Quarter	1,208.150	1,101.676	1,101.676
Fourth Quarter	1,219.109	1,049.303	1,204.696
2015
First Quarter	1,266.373	1,154.709	1,252.772
Second Quarter	1,295.799	1,215.417	1,253.947
Third Quarter	1,273.328	1,083.907	1,100.688
Fourth Quarter	1,204.159	1,097.552	1,135.889
2016

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Contingent Income Callable Securities due January 21, 2020 Based on the Worst Performing of the MSCI EAFE® Index, the S&P 500® Index and the Russell 2000® Index Principal at Risk Securities
Russell 2000® Index	High	Low	Period End
First Quarter (through January 15, 2016)	1,110.439	1,007.725	1,007.725

Russell 2000® Index Historical Performance – Daily Closing Levels January 3, 2011 to January 15, 2016
Source: Bloomberg
*The dotted line in the graph indicates the downside threshold level, equal to 60% of the initial index value.
License Agreement between an affiliate of JPMorgan Chase & Co. and Russell. The “Russell 2000® Index” is a trademark of Russell and has been licensed for use by JPMorgan Chase Bank, National Association and its affiliates.  For more information, see “Equity Index Descriptions — The Russell Indices — Disclaimers” in the accompanying underlying supplement no. 1a-I.

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Contingent Income Callable Securities due January 21, 2020 Based on the Worst Performing of the MSCI EAFE® Index, the S&P 500® Index and the Russell 2000® Index Principal at Risk Securities
Additional Information about the Securities
Please read this information in conjunction with the summary terms on the front cover of this document.
Additional Provisions
Record date:	The record date for each contingent payment date is the date one business day prior to that contingent payment date.
Postponement of maturity date:
If the scheduled maturity date is not a business day, then the maturity date will be the following business day.  If the scheduled final determination date is not a trading day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following that final determination date as postponed.

Minimum ticketing size:	$1,000 / 1 security
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
JPMS’s estimated value of the securities:
JPMS’s estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the securities.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.”  The value of the derivative or derivatives underlying the economic terms of the securities is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time.  See “Risk Factors — JPMS’s estimated value does not represent future values of the securities and may differ from others’ estimates.”
JPMS’s estimated value of the securities is lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities.  See “Risk Factors — JPMS’s estimated value of the securities is lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:
For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the securities.  The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by JPMS.  See “Risk Factors — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the securities for a limited time period.”

Tax considerations:
You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I.  In determining our reporting responsibilities we intend to treat (i) the securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent quarterly payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated

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Contingent Coupons” in the accompanying product supplement no. 4a-I.  Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the securities could be materially affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.
Non-U.S. Holders — Tax Considerations.  The U.S. federal income tax treatment of contingent quarterly payments is uncertain, and although we believe it is reasonable to take a position that contingent quarterly payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your securities is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).  If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities in light of your particular circumstances.
Non-U.S. holders should also note that, notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the securities.
FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the securities that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the securities are recharacterized, in whole or in part, as debt instruments, or contingent quarterly payments if they are otherwise treated as FDAP Income). If the securities are recharacterized, in whole or in part, as debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the securities.
In the event of any withholding on the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

Supplemental use of proceeds and hedging:
The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities.  See “How the Securities Work” in this document for an illustration of the risk-return profile of the securities and  “MSCI EAFE® Index Overview,” “S&P 500® Index Overview” and “Russell 2000® Index Overview” in this document for a description of the market exposure provided by the securities.
The original issue price of the securities is equal to JPMS’s estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. 4a-I
Supplemental plan of distribution:
Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so.  JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management.  In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each security.
We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” on page PS-42 of the accompanying product supplement no. 4a-I.

Validity of the securities:
In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the securities offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be our valid and

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binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.
Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).

Where you can find more information:
You should read this document together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these securities are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014.
This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
• Product supplement no. 4a-I dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
• Underlying supplement no. 1a-I dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
• Prospectus supplement and prospectus, each dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 19617.
As used in this document, “we,” “us,” and “our” refer to JPMorgan Chase & Co.

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